Exhibit 99.1

Investor Relations:	Deborah Abraham
Vice President, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FIRST QUARTER 2008 RESULTS

Company Raises Adjusted Fiscal 2008 Guidance
______________________________________________________________________

NEW YORK -- May 12, 2008 -- The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the first quarter ended April 5, 2008.

For the first quarter:

•	Net revenues rose 18% compared to the prior year quarter
•	Gross margin increased 270 basis points to 44% of net revenues
•	Operating margin declined 150 basis points to 10% of net revenues
•	Income from continuing operations declined $0.51 to $0.15 per diluted share

For the first quarter, on an as adjusted (non-GAAP) basis (excluding businesses to be discontinued in fiscal 2008, pension income, certain tax items (which includes a non-recurring tax charge related to the repatriation of the proceeds from the previously announced sale of Lejaby®) and restructuring expenses):

•	Net revenues rose 21% over the prior year quarter
•	Gross margin increased 270 basis points to 45% of net revenues
•	Operating margin increased 230 basis points to 13% of net revenues
•	Income from continuing operations increased $0.28 to $0.99 per diluted share

The Company notes that the quarter ended April 5, 2008 comprised 14 weeks compared to 13 weeks in the prior year period.   Revenues related to the extra week were approximately $23 million.

The accompanying tables provide a reconciliation of actual results to the as adjusted results.

The Company believes it is valuable for users of the Company’s financial statements to be made aware of the as adjusted financial information, as such measures are used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis.

“We are off to a strong start in 2008.  Our strategies to maximize the opportunities in our Calvin Klein businesses, continue our global expansion and grow our direct-to-consumer platform are clearly working,” commented Joe Gromek, Warnaco’s President and Chief Executive Officer.  “The Company experienced powerful top line growth, with international revenues increasing to 54% of the Company total as a result of continued expansion of our direct-to-consumer businesses.”

Mr. Gromek concluded, “As we look ahead, we remain confident in our business and focused on the execution of our key growth strategies that led to our success this quarter.  Our Calvin Klein® businesses have demonstrated strength across geographies, categories and consumers.  While we are sensitive to the challenging economic environment, we believe our powerful portfolio of brands and diversified global business model leave us uniquely positioned to continue to drive profitable growth and enhance shareholder value.  Accordingly, we have raised our fiscal 2008 adjusted guidance.”

Fiscal 2008 Outlook

Following its strong first quarter performance, for fiscal 2008, on an adjusted basis (excluding restructuring expense and the non-recurring repatriation tax charge, and assuming minimal pension expense) the Company now expects net revenues to grow 10% - 12% over comparable fiscal 2007 levels and diluted earnings per share from continuing operations in the range of $2.65 - $2.75.

The accompanying tables provide a reconciliation of expected revenue growth and diluted earnings per share from continuing operations on a GAAP basis (10-12% and $1.70 - $1.76 per diluted share (assuming minimal pension expense), respectively) to the adjusted fiscal 2008 outlook above.

First Quarter Highlights

Total Company

Net revenues rose 18% to $574.9 million compared to $485.9 million in the prior year period and gross margin increased to 44% compared to 42% in the prior year quarter.  Operating income was $55.8 million (which includes the effect of $21.4 million of restructuring expense primarily related to the Company’s previously disclosed transfer of the Calvin Klein Collection business), or 10% of net revenues, compared to $54.6 million, or 11% of net revenues, in the first quarter of fiscal 2007.

On an as adjusted basis, net revenues rose 21% to $568.2 million compared to $469.3 million in the prior year quarter and gross margin increased to 45% compared to 42% in the prior year quarter.  Operating income increased 46% to $76.0 million, or

13% of net revenues, compared to $52.0 million, or 11% of net revenues, in the first quarter of fiscal 2007.

Income from continuing operations was $7.0 million, or $0.15 per diluted share  compared to $30.6 million, or $0.66 per diluted share, in the prior year quarter.  Income from continuing operations for the first quarter of 2008 includes the effect of approximately $21.4 million, or $0.44 per diluted share, of restructuring expense and a substantially non-cash tax charge of $19.5 million, or $0.42 per diluted share, associated with the repatriation of the proceeds from the sale of Lejaby.  Net income was $17.7 million, or $0.38 per diluted share, compared to $38.0 million, or $0.82 per diluted share, in the prior year quarter.

On an as adjusted basis, income from continuing operations increased to $45.7 million, or $0.99 per diluted share, compared to $32.7 million, or $0.71 per diluted share, in the prior year quarter.  Net income was $56.4 million, or $1.22 per diluted share, compared to $43.4 million, or $0.94 per diluted share, in the prior year quarter.

The translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar, increased first quarter 2008 net revenues, gross margin and operating income by approximately $27.6 million, $14.5 million and $3.9 million, respectively, compared to the first quarter of fiscal 2007.

Segment Results
Sportswear

Revenues for the Sportswear Group increased 28% to $300.1 million, driven by continued momentum in Calvin Klein Jeans, with notable strength in Europe and Asia.  Operating income, however, decreased to $22.1 million, or 7% of Sportswear Group net revenues.  Strong results in Calvin Klein Jeans were more than offset by $18.7 million of restructuring expense primarily related to the Company’s previously announced transfer of the Calvin Klein Collection business.

Intimate Apparel

Intimate Apparel Group revenues rose 22% to $167.6 million and operating income increased to $32.4 million, or 19% of Intimate Apparel Group net revenues.  Momentum at both retail and wholesale, in Calvin Klein Underwear, driven by ongoing strength in Calvin Klein Steel contributed to the strong results.  Additionally, the Company’s Core brands reported both top and bottom line growth.   Expanded distribution and strong product offerings led to market share gains for both Warner’s® and Olga®.

Swimwear

Swimwear Group revenues were $107.2 million, a 5% decline compared to the prior year period, and operating income decreased to $14.8 million, or 14% of Swimwear Group net revenues.  Calvin Klein swim revenues were sharply higher, driven by strong European demand.  Speedo® revenues were flat while Speedo operating income was down.  Speedo operating income was adversely affected by restructuring expense and the timing of certain manufacturing variances which favorably affected the prior year period.

Balance Sheet

Cash and cash equivalents at April 5, 2008 rose to $138.0 million from $105.2 million at March 31, 2007.  During the quarter, the Company used approximately $44 million in proceeds from the previously announced sale of Lejaby to reduce the principal amount of the Company’s outstanding 8 7/8% Senior Notes due 2013.

Net inventories were $321.0 million at April 5, 2008, down from $380.9 million at March 31, 2007, primarily as a result of discontinued operations, and appropriate for the Company’s needs to service its ongoing business.

“While our reported results include restructuring expenses (primarily related to our previously announced transfer of the Calvin Klein Collection business) as well as a substantially non-cash tax charge of $19.5 million associated with the repatriation of the proceeds from the sale of Lejaby, our as adjusted results exceeded our expectations and are reflected in our updated adjusted guidance,” commented Larry Rutkowski, Warnaco’s Executive Vice President and Chief Financial Officer.

Conference Call Information

Stockholders and other persons are invited to listen to the first quarter earnings conference call scheduled for today, Monday, May 12, 2008, at 4:30 p.m. EDT.  To participate in Warnaco’s conference call, dial (877) 692-2592 approximately five to ten minutes prior to the 4:30 p.m. start time.  The call will also be broadcast live over the Internet at www.warnaco.com.  An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s internet website: www.warnaco.com.

ABOUT WARNACO
The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, sourcing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Body Nancy Ganz®, and Speedo®, as well as Chaps® sportswear and denim, and Calvin Klein® men's and women's underwear, men’s and women’s bridge apparel and accessories, men's and women's  jeans and jeans accessories, junior women's and children's jeans and men’s and women's swimwear.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release, the conference call scheduled for May 12, 2008 and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result, " "targeted", or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: the Company's ability to execute its repositioning and sale initiatives (including achieving enhanced productivity and profitability) previously announced; economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the risk of product safety issues, defects or other production problems associated with our products; the Company’s dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company’s dependence on license agreements with third parties; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; the Company’s history of insufficient disclosure controls and procedures and internal controls and restated financial statements; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company’s pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company’s dependence on its senior management team and other key personnel; the Company’s reliance on information technology; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company’s inability to achieve its financial targets and strategic objectives, as a result of one or more of the factors described above, changes in the assumptions underlying the targets or goals,  or otherwise; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1
THE WARNACO GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Dollars in thousands, excluding per share amounts) (Unaudited)

	As Reported First Quarter of Fiscal 2008	Discontinued Operations (c)	Restructuring Charges and Pension (d)	Taxation (e)	As Adjusted First Quarter of Fiscal 2008 (f)

Net revenues	$574,935	$(6,706)	$	$-	$568,229
Cost of goods sold	319,616	(5,757)	(736)		313,123
Gross profit	255,319	(949)	736	-	255,106
Selling, general and administrative expenses	197,299	(1,000)	(19,641)		176,658
Amortization of intangible assets	2,474	-			2,474
Pension income	(291)	-	291		-
Operating income	55,837	51	20,086	-	75,974
Other expense	5,461	-			5,461
Interest expense	9,390	-			9,390
Interest income	(933)	-			(933)

Income from continuing operations before provision for income taxes and minority interest	41,919	51	20,086	-	62,056
Provision for income taxes	34,717 (a)			(18,582)	16,135
Income from continuing operations before minority interest	7,202	51	20,086	18,582	45,921
Minority Interest	(211)				(211)
Income from continuing operations	6,991	51	20,086	18,582	45,710
Income from discontinued operations, net of taxes	10,718 (b)	(51)			10,667
Net income	$17,709	$-	$20,086	$18,582	$56,377

Basic income per common share:
Income from continuing operations	$0.16	$-	$0.45	$0.42	$1.03
Income from discontinued operations	0.24	-	-	-	0.23
Net income	$0.40	$-	$0.45	$0.42	$1.26

Diluted income per common share:
Income from continuing operations	$0.15	$-	$0.43	$0.40	$0.99
Income from discontinued operations	0.23	-	-	-	0.23
Net income	$0.38	$-	$0.43	$0.40	$1.22

Weighted average number of shares outstanding used in
computing income per common share:
Basic	44,593,337	44,593,337	44,593,337	44,593,337	44,593,337

Diluted	46,194,824	46,194,824	46,194,824	46,194,824	46,194,824

(a)	Includes, among other items, a non-recurring tax charge of $19,546 related to the repatriation, to the United States, of the net proceeds received in connection with the sale of the Lejaby business.
(b)
Includes, among other previously reported items, operations related to certain designer swimwear brands including Anne Cole, Catalina, Cole of California, Ocean Pacific and Lejaby, which businesses have been classified as discontinued operations as of April 5, 2008.

(c)
Reflects adjustments to classify the Company's remaining designer swimwear brands (excluding Calvin Klein) as discontinued operations. These remaining designer swimwear brands (excluding Calvin Klein) are expected to be classified as discontinued operations by June 2008. The adjustments seek to present the Company's consolidated condensed statements of operations on a continuing basis assuming all the Company's designer swimwear businesses (excluding Calvin Klein) were classified as discontinued operations as of April 5, 2008. Amounts include restructuring charges of $1,019. See notes (d) and (f) below.

(d)
Includes restructuring charges for the first quarter of fiscal 2008 primarily related to the Company's previously announced transfer of the Calvin Klein Collection Business. This adjustment seeks to present the Company's consolidated condensed statement of operations on a continuing basis without the effects of restructuring charges or pension income. See note (f) below.

(e)
Adjustment to reflect the Company's consolidated condensed statement of operations at a normalized tax rate of 26.0% which reflects the Company's estimated tax rate for fiscal 2008 excluding the effects of operations expected to be discontinued in the second quarter of fiscal 2008, restructuring charges, pension income and certain discreet tax related items (including a non-recurring tax charge of $19,546 related to the repatriation, to the United States, of the net proceeds received in connection with the sale of the Lejaby business). See note (f) below.

(f)
The "As Adjusted" statement of operations is used by management to evaluate the operating performance of the Company's continuing operations on a comparable basis. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its results to provide investors with an additional tool to evaluate the Company's operating results.

Schedule 1a
THE WARNACO GROUP, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Dollars in thousands, excluding per share amounts) (Unaudited)

	As Reported First Quarter of Fiscal 2007	Discontinued Operations (b)	Restructuring Charges and Pension (c)	Taxation (d)	As Adjusted First Quarter of Fiscal 2007 (e)

Net revenues	$485,864	$(16,605)	$-	$-	$469,259
Cost of goods sold	283,141	(11,274)	(600)		271,267
Gross profit	202,723	(5,331)	600	-	197,992
Selling, general and administrative expenses	144,868	(2,030)	(242)		142,596
Amortization of intangible assets	3,434	-			3,434
Pension income	(184)	-	184		-
Operating income	54,605	(3,301)	658	-	51,962
Other income	(602)	-			(602)
Interest expense	9,312	-			9,312
Interest income	(283)	-			(283)

Income from continuing operations before provision for income taxes	46,178	(3,301)	658	-	43,535
Provision for income taxes	15,559		-	(4,719)	10,840
Income from continuing operations	$30,619	$(3,301)	$658	$4,719	$32,695
Income from discontinued operations, net of taxes	7,356 (a)	3,301			10,657
Net income	$37,975	$-	$658	$4,719	$43,352

Basic income per common share:
Income from continuing operations	$0.68	$(0.07)	$0.01	$0.10	$0.73
Loss from discontinued operations	0.16	0.07	-	-	0.23
Net income	$0.84	$-	$0.01	$0.10	$0.96

Diluted income per common share:
Income from continuing operations	$0.66	$(0.07)	$0.01	$0.10	$0.71
Loss from discontinued operations	0.16	0.07	-	-	0.23
Net income	$0.82	$-	$0.01	$0.10	$0.94

Weighted average number of shares outstanding used in
computing income per common share:
Basic	44,977,257	44,977,257	44,977,257	44,977,257	44,977,257

Diluted	46,270,365	46,270,365	46,270,365	46,270,365	46,270,365

(a)
Includes, among other previously reported items, operations related to certain designer swimwear brands including Anne Cole, Catalina, Cole of California, Ocean Pacific and Lejaby, which businesses have been classified as discontinued operations as of April 5, 2008.

(b)
Reflects adjustments to classify the Company's remaining designer swimwear brands (excluding Calvin Klein) as discontinued operations.  These remaining designer swimwear brands (excluding Calvin Klein) are expected to be classified as discontinued operations by June 2008.  The adjustments seek to present the Company's consolidated condensed statements of operations on a continuing basis assuming all the Company's designer swimwear businesses (excluding Calvin Klein) were classified as discontinued operations as of April 5, 2008. See note (e) below.

(c)
Includes restructuring charges for the First Quarter of Fiscal 2007 primarily related to the closure of the Company's manufacturing facilities in Canada. This adjustment seeks to present the Company's consolidated condensed statement of operation on a continuing basis without the effects of restructuring charges or pension income. See note (e) below.

(d)
Adjustment to reflect the Company's consolidated condensed statement of operations at a normalized tax rate of 24.9% which reflects the Company's tax rate for the First Quarter of Fiscal 2007 excluding the effects of operations expected to be discontinued in fiscal 2008, restructuring charges, pension income and certain discreet tax related items. See note (e) below.

(e)
The "As Adjusted" statement of operations is used by management to evaluate the operating performance of the Company's continuing operations on a comparable basis. Management does not, nor should investors, consider such non-GAAP financial  measures in isolation from, or as a substitution for, financial information  prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its results to provide investors with an additional tool to evaluate the Company's operating results.

Schedule 2
THE WARNACO GROUP, INC. CONSOLIDATED CONDENSED BALANCE SHEETS (Dollars in thousands) (Unaudited)

	April 5, 2008	December 29, 2007	March 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$138,002	$191,918	$105,250
Accounts receivable, net	357,602	267,450	362,417
Inventories	320,998	332,652	380,918
Assets of discontinued operations (a)	7,819	67,931	11,041
Other current assets	183,065	133,211	61,944
Total current assets	1,007,486	993,162	921,570

Property, plant and equipment, net	113,491	111,916	119,377
Intangible and other assets	543,720	501,425	604,023

TOTAL ASSETS	$1,664,697	$1,606,503	$1,644,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$96,316	$56,115	$73,595
Accounts payable and accrued liabilities	308,460	294,271	290,891
Accrued income taxes payable	23,813	12,199	19,313
Liabilities of discontinued operations (b)	16,785	42,566	5,456
Total current liabilities	445,374	405,151	389,255
Long-term debt	267,464	310,500	331,919
Other long-term liabilities	123,065	117,956	193,138
Total stockholders' equity	828,794	772,896	730,658

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,664,697	$1,606,503	$1,644,970

(a) Assets of discontinued operations include the following:
	April 5, 2008	December 29, 2007	March 31, 2007

Accounts receivable, net	$5,070	$21,487	$8,650
Inventories	178	28,167	1,645
Other current assets	2,533	6,741	588
Property, plant and equipment, net	36	3,001	158
Intangible and other assets	2	8,535	-
Assets of discontinued operations	$7,819	$67,931	$11,041

(b)Liabilities of discontinued operations include the following:
	April 5, 2008	December 29, 2007	March 31, 2007

Accounts payable	$5,725	$14,867	$3,082
Accrued liabilities	8,237	21,700	2,374
Other long-term liabilities	2,823	5,999	-
Liabilities of discontinued operations	$16,785	$42,566	$5,456

Schedule 3

THE WARNACO GROUP, INC. NET REVENUES AND OPERATING INCOME BY BUSINESS GROUP (Dollars in thousands) (Unaudited)

Net revenues:	First Quarter	First Quarter	Increase /	%
	of Fiscal 2008	of Fiscal 2007	(Decrease)	Change
Sportswear Group	$300,119	$235,431	$64,688	27.5%
Intimate Apparel Group	167,599	137,370	30,229	22.0%
Swimwear Group (a)	107,217	113,063	(5,846)	-5.2%
Net revenues	$574,935	$485,864	$89,071	18.3%

	First Quarter	% of Group	First Quarter	% of Group
	of Fiscal 2008	Net Revenues	of Fiscal 2007	Net Revenues
Operating income (loss):
Sportswear Group (b)	$22,079	7.4%	$27,235	11.6%
Intimate Apparel Group (b), (c)	32,424	19.3%	23,948	17.4%
Swimwear Group (b), (c), (d)	14,773	13.8%	16,233	14.4%
Unallocated corporate expenses(c)	(13,439)	na	(12,811)	na
Operating income	$55,837	na	$54,605	na

Operating income as a percentage of
total net revenues	9.7%		11.2%

(a) Includes $6,706 and $16,605 for the First Quarter of Fiscal 2008 and for the First Quarter of Fiscal 2007, respectively, related to the  remaining designer brands (excluding Calvin Klein) which the Company intends to classify as discontinued operations by June 2008.

(b) Includes an allocation of shared services expenses as follows:

	First Quarter of Fiscal 2008		First Quarter of Fiscal 2007
Sportswear Group	$5,457		$5,272
Intimate Apparel Group	$4,430		$4,061
Swimwear Group	$3,824		$5,644

(c) Includes restructuring charges as follows:

	First Quarter of Fiscal 2008		First Quarter of Fiscal 2007
Sportswear Group	$18,696		$98
Intimate Apparel Group	677		101
Swimwear Group	2,023	(i)	666
Unallocated corporate expenses	-		(23)
	$21,396		$842

(i) Includes $1,019 related to brands the Company intends to classify as discontinued operations by June 2008.

(d) Includes losses of $51 and income of $3,301 for the First Quarter of Fiscal 2008 and for the First Quarter of Fiscal 2007, respectively, related to the remaining designer brands (excluding Calvin Klein) which the Company intends to classify as discontinued operations by June 2008.

Schedule 4

THE WARNACO GROUP, INC. NET REVENUES AND OPERATING INCOME BY REGION AND CHANNEL (Dollars in thousands) (Unaudited)

By Region:	Net Revenues
	First Quarter of Fiscal 2008	First Quarter of Fiscal 2007	Increase	% Change
United States	$ 262,998	$ 261,299	$ 1,699	0.7%
Europe	172,286	121,931	50,355	41.3%
Asia	86,583	62,395	24,188	38.8%
Canada	27,626	23,549	4,077	17.3%
Mexico, Central and South America	25,442	16,690	8,752	52.4%
Total (a)	$ 574,935	$ 485,864	$ 89,071	18.3%

(a) For the First Quarter of Fiscal 2008 and First Quarter of Fiscal 2007, includes domestic net revenues of $5,983 and $15,496, respectively, related to the remaining designer brands (excluding Calvin Klein) which  the Company intends to classify as discontinued operations by June 2008.
For the First Quarter of Fiscal 2008 and First Quarter of Fiscal 2007, includes foreign net revenues of $723 and $1,110, respectively, related to the remaining designer brands (excluding Calvin Klein) which  the Company intends to classify as discontinued operations by June 2008.

	Operating Income
	First Quarter of Fiscal 2008	First Quarter of Fiscal 2007	Increase / (Decrease)	% Change
United States	$ 28,153	$ 27,474	$ 679	2.5%
Europe (a)	15,446	22,245	(6,799)	-30.6%
Asia	15,760	9,886	5,874	59.4%
Canada	6,275	4,537	1,738	38.3%
Mexico, Central and South America	3,642	3,274	368	11.2%
Unallocated corporate expenses	(13,439)	(12,811)	(628)	4.9%
Total (b)	$ 55,837	$ 54,605	$ 1,232	2.3%

(a) Includes a restructuring charge of $18,535 related to the transfer of the Calvin Klein Collection business.
(b) For the First Quarter of Fiscal 2008 and First Quarter of Fiscal 2007, includes domestic operating losses (income) of $219 and $(2,872), respectively, related to the remaining designer brands (excluding Calvin Klein) which the Company intends to classify as discontinued operations by June 2008.  For the First Quarter of Fiscal 2008 and First Quarter of Fiscal 2007, includes foreign operating losses (income) of $(168) and $(429), respectively, related to the remaining designer brands (excluding Calvin Klein) which  the Company intends to classify as discontinued operations by June 2008.

By Channel:	Net Revenues
	First Quarter of Fiscal 2008	First Quarter of Fiscal 2007	Increase	% Change
Wholesale	$ 469,579	$ 410,018	$ 59,561	14.5%
Retail	105,356	75,846	29,510	38.9%
Total	$ 574,935	$ 485,864	$ 89,071	18.3%

	Operating Income
	First Quarter of Fiscal 2008	First Quarter of F iscal 2007	Increase / (Decrease)	% Change
Wholesale	$ 55,094	$ 56,510	$ (1,416)	-2.5%
Retail	14,182	10,906	3,276	30.0%
Unallocated corporate expenses	(13,439)	(12,811)	(628)	4.9%
Total	$ 55,837	$ 54,605	$ 1,232	2.3%

Schedule 5

THE WARNACO GROUP, INC. SUPPLEMENTAL SCHEDULE – FISCAL 2008 OUTLOOK (Dollars in thousands, excluding per share amounts) (Unaudited)

NET REVENUE GUIDANCE	Percentages
	(Unaudited)
Estimated growth in net revenues in fiscal 2008 over comparable fiscal 2007 levels.	10.00%	to	12.00%

EARNINGS PER SHARE GUIDANCE	U.S. Dollars
Diluted Income per common share from continuing operations	(Unaudited)
GAAP basis	$ 1.70	to	$ 1.76
Restructuring charges (a)	0.53	to	0.57
Taxation related to the sale of Lejaby (b)	0.42		0.42
As adjusted (Non-GAAP basis) (c)	$ 2.65	to	$ 2.75

(a)
Reflects between $24,000 to $26,000 of restructuring charges (net of an income tax benefit of between $2,500 and $3,500) for fiscal 2008 primarily related to the transfer of the Calvin Klein Collection Business.

(b)	Reflects a non-recurring tax charge of $19,546 related to the repatriation, to the United States, of the net proceeds received in connection with the sale of the Lejaby business.
(c)
The Company believes it is useful for users of the Company's financial statements to be made aware of the "adjusted" net revenue growth and per share amounts related to the Company's income from continuing operations as such measures are used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its projected results to provide investors with an additional tool to evaluate the Company's operating results.